CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectus and “Complete and partial portfolio holdings — arrangements to disclose to service providers and fiduciaries” and “Independent registered public accounting firm” in the Statement of Additional Information and to the use of our reports dated August 28, 2013, with respect to the financial statements of UBS RMA Money Market Portfolio, UBS RMA U.S. Government Portfolio, UBS RMA Tax-Free Fund, UBS RMA California Municipal Money Fund and UBS New York Municipal Money Fund for the year ended June 30, 2013 which are incorporated by reference in the Registration Statement of UBS RMA Money Fund Inc (Form N-1A No. 811-03503), UBS RMA Tax-Free Fund Inc. (Form N-1A No. 811-03504) and UBS Managed Municipal Trust (Form N-1A No. 811-03946) .

/s/ ERNST & YOUNG

New York, New York

August 28, 2013